FOR IMMEDIATE RELEASE:  Wednesday, January 28, 2004

CONTACT:    Bradley T Nielson
            President and Chief Executive Officer
            Paul R. Killpack
            Chief Financial Officer
            MITY Enterprises, Inc.
            801-224-0589

MITY ENTERPRISES, INC. ANNOUNCES RESULTS
FOR THIRD FISCAL QUARTER
- - - - - - - - - - - - - - - - - - - -
NET INCOME FROM CONTINUING OPERATIONS INCREASES 14 PERCENT


OREM, UTAH   Bradley T Nielson, president and chief executive officer of MITY
Enterprises, Inc. (NASDAQ: MITY), today announced operating results for the third quarter ended December 31, 2003.

Net sales for the third quarter totaled $11.0 million compared to $10.4 million a year ago, an increase of 6 percent. Net income from continuing operations was $1.1 million versus $1.0 million for the comparable period a year ago. Basic and diluted earnings per share for the recent quarter were $0.28 and $0.26, respectively, an increase of 17 and 13 percent over the previous year's third quarter basic and diluted earnings per share from continuing operations of $0.24 and $0.23, respectively.

Net sales for the nine months ended December 31, 2003, totaled $33.6 million compared to $31.7 million a year ago, an increase of 6 percent. Net income from continuing operations was $3.7 million versus $3.2 million for the comparable period a year ago. Basic and diluted earnings for the nine-month period were $0.90 and $0.86, respectively, an increase of 30 percent over the previous year's nine-month basic and diluted earnings per share from continuing operations of $0.69 and $0.66, respectively.

As compared to the third quarter of fiscal 2003, the increase in net sales reflected growth of 24 percent in healthcare seating as well as 21 percent growth in multipurpose room chairs. Table sales were down by less than 1 percent. The increase in multipurpose room sales during the quarter was primarily attributable to growth in the office, government and education markets. International sales have contributed to the growth as well. For the nine-month period, international sales have increased 35 percent compared to the prior year period. Gross profit margins for the quarter decreased by three percentage points, to 38%, mainly as a result of start up costs for the company's new table line.

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"We are very pleased to be able to report both top-line and bottom-line increases during a period when the institutional furniture industry continues to suffer declining sales," said Nielson. "We are also quite excited about the progress we have made with our new table line. We shipped a few orders in December and continue to ship limited sizes and quantities today. It will take several months to ramp up to full production but we are getting better and better every week."

"Not only did we experience growth in overall sales," noted Paul R. Killpack, "we experienced strong growth in both our Mity-Lite chair lines and our Broda healthcare seating unit. We are encouraged by the strengthening we are see in some of our core markets and are delighted by our progress in the international markets. For the upcoming quarter, it is possible that sales will be up again by as much as 15 percent as compared to last year's March quarter."

The Company will host a follow-up live broadcast over the Internet to discuss the financial results at 4:30 PM Eastern Time today. The live web simulcast of the conference call will be available to the public online at www.mityinc.com or on StreetEvent's Individual Investor Center at www.streetevents.com. Listeners are encouraged to log on five to ten minutes prior to the start time to ensure participation from the beginning. A replay of the broadcast will be available within approximately one hour for a week following the call at the referenced websites.

Copies of the Company's 10-Q and report for the fiscal 2004 3rd quarter will be available online at www.mityinc.com.

Founded in 1987, MITY Enterprises, Inc. designs, manufactures and markets innovative institutional furniture created to meet the efficiency needs of its customers. MITY Enterprises focuses on providing premium quality institutional furniture products to niche markets. The product lines consist of multipurpose room furniture and healthcare seating. MITY's products are marketed under the Mity-Lite and Broda tradenames. Headquartered in Utah, MITY Enterprises serves national and international customers directly and
through distributors.    For further information, visit MITY Enterprises
online at www.mityinc.com.

This press release contains forward-looking statements related to (a) the Company's belief that sales for the March quarter will be up as much as 15 percent as compared to last year's sales for the same period and (b) the Company's belief that it will be able to execute its next generation table strategy. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from those contemplated in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to (i) continued global economic uncertainty resulting from terrorism threats, current world tensions and related U.S. military actions and their potential impact on the company's operations; (ii) the continued general downturn in the furniture industry and its potential impact on the company's operations; (iii) uncertainty about market acceptance of any new products introduced by the Company including our next generation table product, (iv) increased price and quality-based competitors particularly in the multipurpose room furniture segment; (v) lack of available capital and other resources to develop or acquire and commercialize new products, and (vi) the risks and uncertainties outlined in MITY Enterprises's documents filed with the Securities and Exchange Commission. All forward-looking statements and other information in this press release are based upon information available as of the date of this release. Such information may change or become invalid after the date of this release, and by making these forward-looking statements, MITY Enterprises undertakes no obligation to update these statements after the date of this release.
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                          MITY ENTERPRISES, INC.
                     UNAUDITED FINANCIAL HIGHLIGHTS

                                                 THREE MONTHS ENDED
                                                    DECEMBER 31,
                                              2003                2002
                                          -----------         -----------
Net sales                                 $10,976,000         $10,375,000

Income from operations                      1,858,000           1,627,000

Pre-tax income                              1,836,000           1,627,000

Net income from continuing operations       1,146,000           1,004,000

Net income                                  1,146,000           1,749,000

Basic earnings per share from
  continuing operations                         $0.28               $0.24

Basic earnings per share                        $0.28               $0.42

Weighted average number of common
   shares basic                             4,162,872           4,124,200

Diluted earnings per share from
   continuing operations                        $0.26               $0.23

Diluted earnings per share                      $0.26               $0.41

Weighted average common and common
   equivalent shares-diluted                4,410,412           4,318,312



                                                  NINE MONTHS ENDED
                                                    DECEMBER 31,
                                              2003                2002
                                          -----------         -----------
Net sales                                 $33,610,000         $31,711,000

Income from operations                      5,985,000           5,090,000

Pre-tax income                              5,932,000           5,254,000

Net income from continuing operations       3,711,000           3,212,000

Net income                                  3,711,000           3,957,000

Basic earnings per share from
   continuing operations                        $0.90               $0.69

Basic earnings per share                        $0.90               $0.86

Weighted average number of common
   shares basic                             4,136,339           4,626,849

Diluted earnings per share from
   continuing operations                        $0.86               $0.66

Diluted earnings per share                      $0.86               $0.82

Weighted average common and common
   equivalent shares-diluted                4,337,433           4,845,623


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